March 18, 2025

Abizer Gaslightwala

Re: Clarifications for the Offer of Employment by Akari Therapeutics, Plc

Dear Abizer:

Please accept this letter of clarification to your Offer of Employment by Akari Therapeutics, Plc dated March 13, 2025, and fully executed as of March 17, 2025 (the “Agreement”).

1.
Your title and position in the Company shall be President and Chief Executive Officer.
2.
As a point of clarification to Paragraph 9 of the Agreement, if the Company terminates your employment without Cause or you resign with Good Reason outside of the Change in Control Period, your vesting and award calculation for your Equity Award shall be governed by Section 9(d) of the Agreement.
3.
As a point of clarification to Paragraph 10 of the Agreement, if the Company terminates your employment without Cause or you resign for Good Reason within the Change in Control Period, your vesting and award calculation for your Equity Award shall be governed by Section 10 of the Agreement.

Please approve your acceptance of the above by signing below. Thank you.

By: /s/ Samir R. Patel

Name: Samir R. Patel

Title: President & CEO

I have read and approve the above as clarifications to the Agreement:

By: /s/ Abizer Gaslightwala

Name: Abizer Gaslightwala

Date: March 18, 2025